Exhibit 99(a)(5)(M)

CORPORATE PARTICIPANTS

Kiran Bhojani
E.ON AG - IR

Wulf Bernotat
E.ON AG - CEO

Erhard Schipporeit
E.ON AG - CFO

CONFERENCE CALL PARTICIPANTS

Luda Schumacher
DRPW London - Analyst

Daniel Lockhardt
APM London - Analyst

Gregory
BHF Bank - Analyst

Richard Smith

Patris LaBere
SCS Securities - Analyst

Chris Rogers

Peter Rich

Simon Flowers

Jonathon Murray

Andrea Cedin

Karen Brinkman

Phillip Brett
ING - Analyst

Deborah Wilkins

Vincent DeVic

Christopher Coplenz
Credit Suisse - Analyst

Tanya Matloff

Peter Campton

Philippe Carobin

Pierre Steeno
HSBC - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the E.ON 2005 Results Conference Call. This presentation does not constitute an invitation to sell or an offer to buy any securities or solicitation of any vote or approval. All investors and security holders are urged to read the tender offer prospectus from E.ON regarding the proposed tender offer from [indiscernible] when it becomes available because it will contain important information. The tender offer prospectus and certain complementary documentation will be filed in Spain with the Spanish Comision Nacional del Mercado de Valores, the CNMV. Likewise, a tender offer statement, which will incorporate the prospectus by reference will be filed in the United States with the U.S. Securities and Exchange Commission, the SEC.

Investors and security holders may obtain a free copy of the tender offer prospectus when it is available and its complementary documentation in the central offices of E.ON Endesa, the four Spanish stock exchanges, and Santander Investment Bolsa SVSA. The prospectus will also be available on the website of the CNMV, www.cnmv.es and E.ON, that’s www.E.ON.com. Likewise, investors and security holders may obtain a free copy of the U.S. tender offer statement when it is available and other documents filed by E.ON with the--on the SEC website at www.sec.gov. The tender offer statement and these other documents may also be obtained for free from E.ON when they become available by directing a request to E.ON AG External Communications, 40 049 211 4579 453.

This presentation may contain forward-looking statements, various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development of performance of E.ON and Endesa, and the estimates given here. These factors include the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms. The inability to integrate successfully Endesa with the E.ON group or to realize synergies from such integration, cost related to the acquisition of Endesa, the economic environment of the industry in which E.ON and Endesa operate, and other risk factors discussed in the E.ON public reports filed with the Frankfurt Stock Exchange and with the SEC, including E.ON’s annual report on Form 20F and in Endesa’s public reports filed with the CNMV and with the SEC, including Endesa’s Annual Report on Form 20F.

E.ON assumes no liabilities whatsoever to update these forward-looking statements or to conform them to future events or developments. E.ON prepares its confidential financial statements in accordance with generally accepted accounting principles in the United States, U.S. Gov. This presentation may contain references to certain financial measures, including forward-looking measures. They are not calculated in accordance with U.S. Gov. and are therefore considered non-GAAP financial measures within the meaning of the U.S. Federal Securities Laws.

E.ON presents a reconciliation of these non-GAAP financial measures to the most comparable U.S. GAAP measure or target either in this presentation, in its Annual Report, or on its website at www.eon.com. Management believes that the non-GAAP financial measures used by E.ON when considered in conjunction with, but not in lieu of, other measures that are computed in U.S. GAAP and has an understand of E.ONs results of operations. A number of these non-GAAP financial measures are also commonly used by securities analysts, credit rating agencies, and investors to evaluate and compare their periodic and future operating performance and value of E.ON and other companies with which E.ON competes.

These non-GAAP financial measures should not be considered in isolation as a measure of E.ON’s profitability or liquidity and should be considered in addition to, rather than a substitute for, net income, cash flow provided by operating activities, any other income, or cash flow data prepared in accordance with U.S. GAAP. The non-GAAP financial measures used by E.ON may differ from and not be comparable to similarly [indiscernible] measures used by other companies.

(Operator Instructions.) I would now like to turn over to today’s Chairperson, [Kiran Bhojani]. Please begin your meeting and I will be standing by.

Kiran Bhojani - E.ON AG - IR

Thank you, Marilyn. Good afternoon, ladies and gentlemen. Thank you for joining with the conference call. As you can see that E.ON is always with excitement and we are with excitement again this morning, which keeps us young and fit no doubt about it . But, I guess we would love to talk about it. So, I am just going to hand it over direct to Mr. Wulf Bernotat, our CEO. And then, afterwards, Mr. Erhard Schipporeit, our CFO, for the presentation.

So, Wulf, please.

Wulf Bernotat - E.ON AG - CEO

Yes. Good afternoon, ladies and gentlemen. And welcome to our 2005 results conference call. It is only two weeks ago that we held a conference call on the proposed acquisition of Endesa. At that time I explained in great detail the strategic rationale behind the transaction. And therefore, I will limit myself to three main topics during this presentation. First, our financial performance in 2005 and value creation for our shareholders. Second, I want to talk about the strategic progress we have made group-wide since the establishment of our on top project in August 2003. And, finally, I would like to provide an update on the status of our offer for Endesa.

Let me talk about the financial performance first. E.ON achieved another record year in earnings in 2005. The group’s adjusted EBIT increased by 8% to EUR7.3 billion. Group net income also increased impressively by 71% to EUR7.4 billion due to the book gains achieved from the sale of Viterra and Ruhrgas Industries as part of the focus on our core power and gas business. We created further value for our shareholders by improving our return on capital employed from 11.5% in 2004 to 12.1% in 2005. This raised our value added to EUR1.9 billion. In our core energy business, we recorded a ROCE of 12.3%, which is significantly above our pre-tax cost of capital of 9%.

You all will agree with me that since May 1, 2003, when I took over as the CEO, we have made substantial progress in improving our financial performance. Our ROCE for 2002 was below the cost of capital of 9.5% and now we have been able to improve through our on top performance improvement measures and value enhancing acquisitions in our core markets.

In our on top operational improvement program of EUR1.0 billion between 2003 and 2006, we have made significant progress and are well ahead of our target. By the end of 2005, we achieved almost EUR900 million and I am confident that we will deliver and probably exceed those targets by the end of this year.

I am also proud to mention that, between May 2003 and February of this year, we created substantial value for our shareholders by showing a total shareholder return of almost 142%. In contrast, the STOXX Utilities Performance Index stood at 124%.

The total shareholder return has also been driven by a double-digit dividend increase since 2003, which on average amounted to almost 16% per year. The proposed dividend of 2.75 Euro per share for 2005 as well as a special dividend of 4.25 Euro per share from the sale of Degussa will create further substantial value for our shareholders. The proposed dividend of 2.75 Euro per share will lead to a payout ratio of 49% based on net income adjusted for exceptional items and we are fully committed to hit our target of 50 to 60% of recurring net income by 2007.

Let me now talk about the second topic and that is the strategic progress we have made internally in our organization and externally in our core markets. Since the establishment of the on top project in August 2003, we have made significant progress in terms of integrating our businesses group wide. The first major integration project was to streamline E.ON’s organizational structure. In January 2004, we introduced the current structure of market and business units. This organization has found a good balance between autonomy of, and cooperation between, the market units and has clearly proved its effectiveness.

We initiated a second major integration initiative at the end of 2004, the OneE.ON project, with the objective of spreading a common set of values across the group. The more visible side of OneE.ON is the rebranding of many of the group’s subsidiaries under the E.ON name. Last year, we changed names of our subsidiaries among others E.ON Avacon, E.ON edis, E.ON Mitte, ON Sverige, E.ON Thüringer Energie, and E.ON US.

Another side of the OneE.ON project, less visible to outsiders, consists of a number of initiatives to foster cooperation between all the employees of a company active in an increasing number of countries. Indeed, we regard efficient sharing of know-how and experience across all market and business units as a key ingredient to long-term success. Externally, we also continued to make progress strengthening our market positions, particularly in Central and Eastern Europe. We acquired our first ownership interests in Bulgarian and Romanian regional power and gas companies. In Hungary, we acquired the gas trading and storage operations of MOL.

Recently, E.ON and RWE clarified the ownership structures of several of the gas distributors in the Czech Republic and in Hungary. The move will significantly simplify the operational management of the companies involved and enhance their strategic positioning. In the Netherlands, we strengthened our market position by acquiring NRE Energie, a power and gas company, thus supplying energy to end customers directly for the first time. Last week, we announced our intention to build a new ultra-efficient coal-fired power station with an installed capacity of 1,100 MW at Maasvlakte near Rotterdam for EUR1.2 billion. Once completed, the new power station will be able to cover about 7% of Dutch electricity demand.

In Italy, we are also building a state-of-the-art, environmentally friendly gas-fired power plant near Turin, where the gas will be supplied by E.ON Ruhrgas. In our gas procurement program, where we aim to have 15 to 20% equity gas, we will achieve almost 5% with the acquisition of Caledonia Oil and Gas Limited, a U.K. natural gas production company. This company has now been renamed to become E.ON Ruhrgas UK North Sea Limited. With the demand for natural gas rising sharply in Europe and around the world, we continue to intensively pursue alternate gas sources whether these be through a pipeline gas project such as North European Gas Pipeline with Gazprom or our planned investment in the LNG terminal in Wilhelmshaven.

As you can see, we continue to strive for further value creation by investing in organic growth projects in our core markets as well as to strengthen our market positions through acquisitions.

Finally, ladies and gentlemen, on my last topic, I would like to make some additional comments on the proposed acquisition of Endesa after what I have heard on our intensive road shows in the last few days. While we will continue to deliver value from our existing assets and strengthen our market positions in our core markets, we also need to invest in new markets with more attractive growth rates than in our existing markets. The proposed acquisition of Endesa will fulfill this objective and open up far more growth opportunities with attractive returns.

In our valuation, we have assumed conservative scenarios for expected regulation in Spain, for power and gas prices as well as for the Latin American markets. In addition, our valuation for Endesa does not include the potential for synergies resulting from the best practice sharing in a number of areas, including the procurement of power and gas, trading, operation and maintenance of power stations, especially nuclear and coal, distribution of power and gas, LNG, dual fuel product offers in Spain, and finally in internal optimization of CO2 trading.

The proposed acquisition of Endesa will have no impact on our declared dividend policy until 2007 nor on our announced three year investment plan of EUR18.6 billion. It also has no impact on the announced investment plan of Endesa.

Let me now update you on the important developments since our offer for Endesa. As expected, the Spanish government did not welcome our offer as it had already approved Gas Natural’s bid for Endesa. Since the announcement of our offer, it has empowered the energy regulator, CNE, to approve our transaction before the CNMV, the Spanish Securities Exchange Commission, gives its approval. In this respect, the EU commission has already reacted and has sent a letter last Friday to the Spanish government requesting information on this new legislation and to respond within 10 working days.

In addition, the Spanish government has also outlined new regulations for the Spanish power and gas markets. Having analyzed these proposals, the attractiveness of the Endesa business has not changed and we had--as we had already taken a conservative view on regulation in Spain.

And finally let me touch on the issue of the German Ministerial Commission, the so-called, Ministererlaubnis, which gave E.ON the green light to acquire Ruhrgas. Members of the Spanish Government argue that the Ministererlaubnis gave the German government a veto right and that E.ON is therefore government-controlled. What is factual, is that E.ON, in the course of the acquisition of Ruhrgas, accepting--has accepted divesting Ruhrgas if a third party acquired control over E.ON, and this party gave rise to justified concerns that the gas supply of Germany was negatively impacted.

Let me make it very clear. The German government cannot block any acquisition of E.ON and E.ON is clearly not government-controlled. The German government made clear that a divestment of Ruhrgas would only be an issue if the acquisition endangered Germany’s access to gas supplies. We do not see this being an issue if E.ON were to be acquired by a European utility. In summary, in the case of our proposed acquisition of Endesa, we are fully committed to our offer, and are focused on proceeding to completion, no matter how long it takes.

To conclude, E.ON has made great strides in improving its financial performance as well as strengthening its market positions in core markets to become the world’s leading power and gas company. Besides investing in organic growth in our core markets, E.ON will continue to seek value enhancing growth opportunities as in the case of Endesa so long as our strict strategic and especially financial criteria are met.

Our ultimate goal remains to maximize value for our shareholders and that is also my personal commitment. With these remarks, I will now hand over to Mr. Schipporeit for his comments on 2005 results, but I will stay on call to answer questions later on.

Erhard Schipporeit - E.ON AG - CFO

Thank you Mr. Bernotat. Good afternoon ladies and gentlemen. Let me also wish you a warm welcome to [indiscernible]. I will start today’s presentation with a brief review of last year’s key financial indicators. As you know, we already released some key preliminary figures when we announced our offer for Endesa on February 21.

Sales grew by 21% due to growing sales volumes and to rising power and gas prices. Adjusted EBIT reached EUR7.3 billion, 8% more than in 2004. The healthy progress of our operational performance is due to wholesale price developments and to the continued implementation of the on top performance improvement plan.

With EUR7.4 billion, net income reached a record high last year. The book gains on the disposals of Viterra and Ruhrgas Industries contributed significantly. The strong performance of adjusted EBIT led to an increase of return on capital employed from 11.5% to 12.1%. I would like to point out that we have slightly changed the way we compute the return on capital employed, both for 2004 and 2005. The fair value gains on other investments booked as other comprehensive income, especially those on Gazprom, are distorting the return on capital employed, as they do not reflect investments or changes to adjusted EBIT. We have, therefore, removed them from capital employed. You will find more details in the annual report.

The free cash flow improved significantly as the cash flow provided by operating activities grew faster than the fixed assets investments. As Mr. Bernotat already mentioned, free cash flow is again well above the on top target of EUR2.4 billion. Finally, our net financial position swung to a net cash position of EUR3.9 billion. This is to a large extent the result of the successful disposals of Viterra and Ruhrgas Industries.

During today’s presentation, I will discuss the following topics in more details. First, I will review last year’s earnings performance, and more specifically the operational performance of the market units. Next, I will comment on the cash provided by operating activities and on free cash flow generation. Third, I will discuss the development of our net financial position, as well as some financial implications of our offer for Endesa. And finally, I will conclude with the outlook for this year.

Let us start with last year’s earnings performance. Group adjusted EBIT increased by 8% to EUR7.3 billion. Compared to the outlook we provided in our nine-month results, adjusted EBIT for the group as a whole was in line with our expectations. In the fourth quarter however, the market unit Pan-European gas performed better than expected, while the market unit UK was slightly below expectations.

I will now discuss in more detail the operational performance of each market unit. Central Europe’s adjusted EBIT increased by 9% to EUR3.9 billion. The business unit, Central Europe West Power, accounted for most of the progress. Rising wholesale power prices and additional performance improvement efforts contributed positively. However, these positive effects were partially offset by the higher cost of hard coal and the need to purchase carbon certificates. The adjusted EBIT of the gas business of Central Europe West declined slightly. First-time consolidations and higher sales prices could not compensate for the pressure on supply volumes and for the rapid rise of gas procurement costs.

In the Central Europe East business unit, adjusted EBIT grew only marginally. The acquisitions in Hungary, Bulgaria and Romania did not yet contribute materially to earnings, as expected.

In the Pan-European gas market unit, adjusted EBIT came out at EUR1.5 billion, up 14% year-on-year. The increase is mainly attributable to the fourth quarter. Beside the continued strength of oil and gas prices, the upstream business benefited from the increase in September of our participation in the Njord field to 30%, and from higher production at existing fields. The acquisition of Caledonia Oil and Gas did not yet have much impact on earnings, as the transaction closed in November. In the Midstream business, supply volumes were substantially better than in the prior year. As a result, we benefited from a positive volume effect which largely compensated for the delay in passing-through rising gas procurement costs.

The U.K. market unit achieved an adjusted EBIT of EUR963 million, 5% lower than the prior year level. The adjusted EBIT of the regulated business improved slightly, thanks to the contribution of Midlands Electricity for a full twelve months. The non-regulated business achieved an adjusted EBIT of EUR661 million, EUR35 million more than in the prior year. Significant increases in commodity input costs, including carbon costs, were offset by higher retail prices and benefits from the integration of customer service activities relating to the former TXU business.

A cold spell during November and December led to higher-than-normal demand for natural gas, forcing us to purchase additional gas on the market during a period of very high prices. This is the main reason why fourth quarter adjusted EBIT was slightly below our expectations.

I would like to make a side comment with respect to the U.K. Over recent years, E.ON U.K. has been making considerable progress. In E.ON’s non-consolidated accounts, we had last year to reverse under German GAAP another EUR1.6 billion from the write-down that we took on Powergen in 2002. As a result, the original EUR2.4 billion write-down has now been completely reversed. However, this does not show up in the consolidated financial statements as reversals of write-downs are not allowed under U.S. GAAP.

As was already apparent in the nine-months results, the Nordic market unit achieved a strong performance in 2005. Adjusted EBIT went 15% up to EUR806 million. As during the first nine months of the year, this was primarily the result of an increase of hydro-electric output and of higher average achieved wholesale power prices. At EUR365 million, the adjusted EBIT of the U.S. Midwest market unit was 3% higher than in 2004, driven by the regulated activities.

Let me now discuss some of the other items in our profit and loss statement. Net interest expenses declined by a substantial EUR354 million, thanks to the strengthening of our net financial position. However, adjusted net interest income remained broadly unchanged at minus EUR1 billion as the 2004 figure included a one-off benefit of EUR270 million related to nuclear provisions in Germany.

The other non-operating earnings of EUR440 million break down as follows. Over the full year, mark-to-market gains on the fair value of derivatives were EUR1.2 billion, some EUR600 million more than for the first nine-months. This is due to the strong increase of U.K. gas prices during the last months of 2005. During the fourth quarter, we had a EUR129 million impairment charge on CHP assets in the U.K.

In the third quarter, E.ON’s share in the impairment charge of Degussa’s fine chemicals division amounted to EUR347 millions. And finally, we had EUR140 million of charges due to the heavy storm in Sweden early last year. As previously reported, the book gains on the disposals of Viterra and Ruhrgas Industries make up about EUR3 billion. They are included in the income from discontinued operations.

All in all, the combination of a solid operational performance with some large non-recurring items allowed the group’s net income to achieve an all-time high of EUR7.4 billion. For the group as a whole, the cash provided by operating activities progressed by EUR761 million to EUR6.6 billion. This evolution is broadly in line with our operational performance. I will therefore only highlight some less obvious items.

The cash flow from operating activities of the Central Europe market unit was negatively affected by an increase of contributions into a German pension fund. On the other hand, payments for the reprocessing of spent nuclear fuel were lower than in the previous year. In the Pan-European gas market unit, the cash provided by operating activities benefited from shifts in the timing of VAT and other tax payments.

As mentioned at the six-month results conference, the low level of cash provided by operating activities in the U.K. was due to a EUR629 million payment into the pension fund. In the Nordic market unit, as I mentioned earlier, we had to make payments to repair the storm damages. The Corporate Center benefited from the unwinding of some currency swaps.

As indicated in our last investment plan, fixed assets investments are accelerating as part of our organic growth plans. They reached EUR3 billion last year, an increase of almost EUR400 million year-on-year. However, this increase was about half as much as that of the cash flow provided by operating activities. Free cash flow therefore improved markedly to EUR3.6 billion.

This brings me to the development of our net financial position. Starting from a net debt position of EUR5.5 billion, we closed the year with a net cash position of EUR3.9 billion. Much of this EUR9.4 billion improvement was the result of the divestments of Viterra and Ruhrgas Industries, which contributed EUR7.5 billion. Nevertheless, our EUR3.6 billion of free cash flow more than covered the EUR1.3 billion spent on acquisitions and the EUR1.8 billion paid out as dividends. Of that last amount, EUR1.6 billion went to E.ON’s shareholders.

As we are speaking about our net debt position, I would like to comment in more detail on the financing implications of our offer for Endesa. As stated on February 21, we will finance the acquisition of Endesa with new debt and with our liquid funds. We are committed to maintaining a single A flat rating. We are confident that this rating can be achieved given the expected financial structure post completion. Nevertheless, if necessary to support this rating, we are prepared to issue new equity equivalent instruments or new equity, up to a value of no more than 10% of total share capital. However, the refinancing strategy will depend on the final settlement amount, especially the acceptance level.

I would now like to conclude with the outlook for 2006. For Central Europe, we expect adjusted EBIT to be slightly above the prior-year level. We expect to offset the adverse effects of regulatory measures affecting the operations of our energy transmission and distribution systems by achieving operating improvements in other areas. We expect Pan-European gas adjusted EBIT to exceed the figure for 2005. The Up-and Midstream business will benefit from the integration of Caledonia Oil and Gas. The acquisition of the storage and trading operations of Hungary’s MOL will be the main factor in the development of the downstream business.

In the U.K., adjusted EBIT is expected to be significantly higher than the 2005 level. Key features include the full-year impact of increased retail prices and the increased value from E.ON UK’s generation fleet partially offset by higher commodity costs. We anticipate that Nordic’s adjusted EBIT will be below the 2005 figure due to higher taxes on installed nuclear and hydroelectric assets and by the absence of earnings streams from divested hydroelectric plants. These effects will be partially compensated by higher average electricity prices.

Finally, for the U.S. Midwest market unit we expect adjusted EBIT figures to be on par with last year. For the group as a whole, we expect adjusted EBIT to slightly surpass the high prior-year level. However, we will not repeat the extraordinarily high net income figure posted in 2005, which resulted in particular from the book gains on the successful divestments of the Viterra and Ruhrgas Industries. We expect to meet at least our EUR3.4 billion on top target for net income, as announced now as our project started in 2003.

This, ladies and gentlemen, concludes my comments. Thank you for your attention. We are now ready to answer your questions.

Kiran Bhojani - E.ON AG - IR

Marilyn, before we go for questions, if I may request that you [indiscernible] two to three questions. The [indiscernible] family will appreciate that. We can go on to the questions, now, please.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions.)

Wulf Bernotat - E.ON AG - CEO

Who is going to ask the first question?

Operator

The first question comes from [Luda Schumacher] from DRPW London. Go ahead, please.

Wulf Bernotat - E.ON AG - CEO

Hi, Luda.

Luda Schumacher - DRPW London - Analyst

Good afternoon. Two questions. The first one would be on your outlook statement. For Central Europe, you forecast the adjusted EBIT to be slightly above the level in ’05. Bearing in mind fewer exposure to power prices and the movement in power prices and assuming that you’re still selling at least at market prices, I wonder if anything has changed on your outlook for regulation, if you expect the net effect of both higher power prices and pressure on the regulated business to more or less offset each other? This would be my first question.

The second question is could you give us an idea what your achieved price for your output in ’05 is? [Indiscernible] told us it was about EUR33. I would’ve thought that you would’ve achieved a similar price for your output in ’05.

Wulf Bernotat - E.ON AG - CEO

I’ll just start with the outlook and the real question behind it whether we are expecting a change on the outcome of regulation in Germany where the regulators are analyzing and studying the grid prices, grid fees for the power and the gas sector. The answer is no, we are not. We are not expecting any significant changes there from what we have assumed in our plans. Actually, we assume that we will see more or less a confirmation of current prices, and at best, very small reductions as a consequence of this analysis by the regulators. And therefore, there is no effect on our outlook.

But, as you know, having followed the company for some time, we continue with our practice of sort of improving on our outlook statement through the year, so more visibility going forward. And now we are telling in March of this year, which definitely means that the visibility is not quite as good as it will be in the future quarters.

Second point, Erhard?

Erhard Schipporeit - E.ON AG - CFO

Maybe I should [indiscernible]. We won’t be able to say exactly what price we achieve, but we do--we can say that we had an average gross price increase of EUR4 per megawatt hour in 2005. We got more. That’s correct. But then, you have to deduct also the procurement cost and the [indiscernible] cost and purchase cost for electricity and so on. [Indiscernible] roughly, then you come to EUR2.5 after deducting those things.

Luda Schumacher - DRPW London - Analyst

Okay. Perhaps in the absence of giving us one number for your chief price, could you perhaps detail the net benefit higher power prices had for you in the ’05 results, and perhaps also give us the numbers on other major effects working against it, like the higher cost for fuel, for coal purchases, etc.?

Erhard Schipporeit - E.ON AG - CFO

The net you can see that--the net you had about EUR387 million. If you take into account we sell 152 [indiscernible] in Germany, you get EUR610 million in electricity price increase. Against that, all the costs I mentioned to you, you get net about EUR387 in 2005.

Luda Schumacher - DRPW London - Analyst

Thank you.

Erhard Schipporeit - E.ON AG - CFO

Okay. You’re welcome. Next question, please?

Operator

Our next question comes from [Daniel Lockhardt] from APM London. Go ahead, please.

Erhard Schipporeit - E.ON AG - CFO

Hi, Daniel.

Daniel Lockhardt - APM London - Analyst

Hi. Good afternoon, gentlemen. Three questions, if I may. The first is on your expected synergies. I know that you haven’t calculated them. But, in Spain, the gas tariff has gone up 38%. And the last year it’s giving a $7 per million btu cost of raw material. This is either a massive potential of profits or a--or would you consider maintaining the current discounts that Endesa is offering in the Spanish market?

The second thing is on the questions from the European Union to the Spanish government, one of the questions was mentioning the doubts that the new regulation and the royal decree could be basically too open in order to let the CNE block anything, except the [indiscernible]. I wonder if you could comment on this question? And do you think that there is a likelihood of - and that is my third question - applying Article 21.3 from the European Union, which basically allowed [indiscernible] to buy [indiscernible] Portugal? Thank you very much.

Erhard Schipporeit - E.ON AG - CFO

Well, let me start with the last part. The new regulation and the royal decree is under scrutiny of the European Commission. And so far, the Commission has started a formal process from the Commissioner for the Internal Market questioning the government and having asked them to respond within 10 days on the conserves they have that the royal decree was potentially put in place to drop a bit like the one we have submitted.

And you also made reference to Article 21, which is the merger control aspect here, which also potentially gives the Commission an issue to be investigated with the Spanish government, because the involvement of the CNE in Spain to look into international transactions as well as to national ones, as before, might violate European law or might not be in compliance with European law - perhaps that’s a better way of putting it. And in that case, the Commission has the right to enforce compliance.

I think as far as your first question is concerned, we withdraw the detailed question concerning gas [indiscernible] in Spain. I think that’s really not possible for us to comment on that. We are not running the business. We want to take it over. And we are in the process of doing so. And as far as expected synergy is concerned, yes, you are right. We have not included them in our evaluation, but we expect that are some, as I’ve mentioned in my statement, by operating more closely together by improving operational performance in those areas which I mentioned in my statement. And those synergies, indeed, work out on top.

Daniel Lockhardt - APM London - Analyst

And can I--just to follow-up on the previous one, could you foresee what kind of--.

Kiran Bhojani - E.ON AG - IR

--Excuse me, Daniel.

Daniel Lockhardt - APM London - Analyst

Sorry.

Kiran Bhojani - E.ON AG - IR

We said two--.

Daniel Lockhardt - APM London - Analyst

--I agree with your regulations. Sorry.

Kiran Bhojani - E.ON AG - IR

The next question I think from [indiscernible]. Marilyn?

Operator

Yes?

Kiran Bhojani - E.ON AG - IR

Is Gregory on the other line from BHF Bank? He is on the next one, please.

Operator

Okay. Gregory, if you could, please press the number one. Okay. So, the next question comes from Gregory from BHF Bank.

Kiran Bhojani - E.ON AG - IR

Okay.

Gregory - BHF Bank - Analyst

Thank you. Good afternoon, everybody. I have just a question concerning the Endesa offer and could you maybe remind us of the different debt lines for the next decisions in the legal procedure in Spain, and what kind of timeframes you are speaking about here? Thank you.

Erhard Schipporeit - E.ON AG - CFO

Yes, the deadline indeed depends on the process going forward. We have to file our case with the CNE soon. And we have to provide the necessary documents in that process and it’s up to the CNE to either shorten or extend this process. Because whenever they’ve got additional questions, the process will be extended. And this, at the same time, blocks the approval process by the CNMV, which is the Exchange Commission. And therefore, it is very difficult at this stage to have a preview on the likely timing of this transaction going forward.

But, since we are in no hurry, we can just go through the process and argue our case, and as we expect, we’ll be successful at the end of it.

Gregory - BHF Bank - Analyst

Okay. Can I just kind of follow-up? Is there a legal framework or timeline for other competitors maybe to make a bid for Endesa?

Wulf Bernotat - E.ON AG - CEO

Yes, there is. There is still a possibility for a third party to join the process and I suspect that is within 10 days.

Erhard Schipporeit - E.ON AG - CFO

Within 10 days.

Wulf Bernotat - E.ON AG - CEO

Ten days of the approval of the offer. Within 10 days of the approval of the offer from [indiscernible].

Gregory - BHF Bank - Analyst

Okay. Thank you.

Erhard Schipporeit - E.ON AG - CFO

Yes. Okay. The next question I guess comes from Richard Smith. Richard?

Operator

Richard Smith? Go ahead, please.

Richard Smith

Yes. Good afternoon. Can you hear me?

Erhard Schipporeit - E.ON AG - CFO

Yes, Richard.

Richard Smith

Great. I’ve got two questions. One is on Western Kentucky Energy Corp. Can you just explain the motivation behind selling that business? And also, I think there’s EUR162 million negative EBIT impact in 2005. I was just trying to work out whether that’s an impairment charge or what was going on there. And the second question is on the U.K. business. Again, those--of the EBIT line, I think there is 150 million negative EBIT recorded under Other. Should we assume that you continue--that’s the level going forward? So, are there some exceptionals that will come out in 2006?

Erhard Schipporeit - E.ON AG - CFO

Let me start with the first one [indiscernible] which you mentioned. This is part of the discontinued operation--because we treat this as a discontinued operation. And the [indiscernible] for this investment is a negative, which produces negative results, and we want to stop this. And that’s why we took this one-time charge from 160 million after-tax or 220 million before tax. This is shown under Other, as you just said, under discontinued operations. For the future, this will reside in a better performance of the [indiscernible].

I’m thinking about the other question. Can we come back to you later about that, Richard?

Richard Smith

Okay.

Erhard Schipporeit - E.ON AG - CFO

Okay. Next question, please.

Operator

The next question comes from [Patris LaBere] from SCS Securities.

Patris LaBere - SCS Securities - Analyst

Good afternoon [indiscernible].

Erhard Schipporeit - E.ON AG - CFO

Good afternoon, Patris.

Patris LaBere - SCS Securities - Analyst

Good afternoon. [Indiscernible] got a question on the pass-through. [Indiscernible]. Could you give us flavor of what is the first in stage of the pass-through you have been able to implement on the customer pricing?

Erhard Schipporeit - E.ON AG - CFO

And as I’ll mention again, and we saw that--we said the whole thing we’ve been able to transfer to customer increases in cost and increasingly in the figures and prices on the wholesale level. And, as I mentioned, again, to invest in Europe and Germany we had 610 million increase in prices. If you look at 152 [indiscernible] we sell based on wholesale prices. That we will be able to pass on. And again, [indiscernible] still came out with net EUR387 million and the increase in prices.

Patris LaBere - SCS Securities - Analyst

Okay . Thank you very much.

Erhard Schipporeit - E.ON AG - CFO

Yes. The next question, please. I think I saw Chris Rogers, first.

Chris Rogers

Yes, can you hear me?

Erhard Schipporeit - E.ON AG - CFO

Yes, Chris.

Chris Rogers

Fantastic. Okay. Two questions. Firstly, on regulation, you mentioned the initial decisions by the [indiscernible] with regards to your [indiscernible]. I think I remember April as being an important date there. Can you provide some detail? Secondly, with regards to carbon dioxide, you mentioned the cost there. Could you just outline how many permits you used or what your emissions were, more specifically, in 2005, split hopefully between the U.K. and Germany? And perhaps related to that, where do you see the trajectory of CO2 prices going within your budget for this year?

Erhard Schipporeit - E.ON AG - CFO

Maybe I can’t talk about the trajectory, because the second--the first part of the second question is almost impossible to answer now. We’ll probably have to come back on that. But, going forward, what we are expecting, that really depends on the second phase of the carbon [trading] system. It’s--we are going to see a further targeted reduction as a consequence of the initial integration plans for Europe. And no additional liquidity in the market. You’ll probably see the prices going up, because that would be a very natural thing to have--not the immediately effect of investment decisions that have been taken to invest in gas fire powered generations, for instance, which over time will lead to an overall CO2 reduction. But the [lease terms], I guess they are too long.

So, on a short-term basis, there will be only little impact in CO2 reduction effectively. And then, the system will be continued as before as a closed system with let’s say a limited number of certificates existing, but probably increasing demand. We can see that the price might even go

up. But, it all depends on how it will be structured in the future. The first one was on regulations. Indeed, we expect at the end of the first quarter, the [indiscernible] the investigation of the good terms for power.

And later this year in summer, the same for the gas grids. And then, as far as we are concerned, we are expecting a very sort of mild impact on our grid feed because we have applied the conservation methods of the registration agreements before, and therefore, we feel that [indiscernible] have been fair before and will continue to be fair. Therefore, we are not expecting a significant impact. Anything else you want to say?

Wulf Bernotat - E.ON AG - CEO

I think I can only say about [indiscernible] published in the annual report on page 93 with E.ON UK. My colleagues are laughing. But, around 4.7 million of certificates we bought. That’s all we can say. And secondly, we [indiscernible] we did have it vary on electricity prices where we had EUR131 million cost of [indiscernible] of the income statement, but everybody can calculate roughly what the prices are at and how much we bought. But, 4.7 million, we can confirm that as written on page 93.

Chris Rogers

Okay. So, the 130 million relates to just Germany or for the whole grid?

Wulf Bernotat - E.ON AG - CEO

Oh, only half Germany and half U.K. Exactly. Yes.

Chris Rogers

Okay. And for 2006? You--I presume your budget includes higher CO2 prices year-on-year?

Wulf Bernotat - E.ON AG - CEO

No. [Indiscernible] depends on what the weather conditions, whether you use hydro, whether you use nuclear, or the coal pile barges--depending on the price [inaudible]. It’s very, very difficult.

Chris Rogers

For sure. But, within your guidance of a slight increase in the operating income of Central Europe.

Wulf Bernotat - E.ON AG - CEO

It’s hedged by the [indiscernible]. I’ve been told it’s hedged.

Chris Rogers

Oh. So, you hedged it out last year. Okay, cool. Thank you very much.

Wulf Bernotat - E.ON AG - CEO

Thanks. The next question, I guess. I guess [Peter Rich] is online from [indiscernible]. Peter Rich? Marilyn?

Operator

Yes. Peter, can you press number one, please, on your telephone?

Wulf Bernotat - E.ON AG - CEO

Yes, that would be nice.

Operator

Thank you very much. Peter Rich.

Peter Rich

Everyone.

Wulf Bernotat - E.ON AG - CEO

Hi, Peter.

Peter Rich

Hi. I have a question regarding the upcoming talks with the German government. Is there a specific framework being installed where things will be discussed in meetings? The second question regarding the [indiscernible] location plan. Anything to be seen in terms of changes or we’ll see auctioning of certificates here in the second phase? And the third and last question, regarding the net profit guidance, would you confirm that your net profit guidance for 2006 means actually double-digit growth when excluding non-operating items?

Erhard Schipporeit - E.ON AG - CFO

Let me start with the energy summit and the topics to be discussed there. It looks as if we are going to have that often talked about summit now on the third of April. It is, as far as I’m concerned and what my expectations are concerned, a starting point for a [protest] which will commence on that day and will run through the rest of this year. It is about stock taking of where we are in terms of the energy policy in Germany, and that includes the fuel mix existing and the fuel mix going forward and all the other related aspects. It will also, of course, have to address the experience we gained out of the carbon trading system so far, and whether we should just continue or not, or should there be changes.

And we will work towards a more long-term energy agenda for Germany. And that will be the basis for a European discussion, which I suspect will start at the beginning of next year when Germany will take over the EU presidency for six months. And they will focus on energy issues in that period. So, it’s just a starting point and we will have to address all issues. There is some desire from the government side to exclude nuclear. I think it cannot be excluded because it’s part of the fuel mix and has to be addressed and if they don’t want to take it, we need to talk about how to replace it.

So, I suspect it will play a role there and all the other issues as well. As far as anybody [NAP2] is concerned, there are still a lot of discussions going on. And there are a number of voices really I’m hearing in favor of delaying a decision on any NAP2. And quite frankly, this will coincide with my personal views because we are in the second phase of a test phase right now. And the test phase is there to test the system to test the functioning of the system and not to take conclusions too early, perhaps. And therefore, I would suggest to take such a decision on NAP2 much later after we’ve fully digested the results and the functioning and the deficiencies of the carbon trading system.

On the net profit--.

Wulf Bernotat - E.ON AG - CEO

--Let me once more repeat that we--for 2006 we once more expect a very strong operation performance compared to the regular level of 2005. And therefore, we said we expect a slightly--slight improvement for our operating. [Indiscernible] that means our adjusted EBIT. And based on this, we expect that the next profit should come out potentially lower than 2005 because we don’t expect once more the same extraordinary [high debits and receipts] like in 2005.

We cannot become more specific because there’s not only the operational income reflected in the net income, but also, income [indiscernible], which are very volatile, which you cannot predict. In the last quarter of 2005, we saw a 6.5 million increase. And since year-end we once more saw a decrease [indiscernible]. So, this is very volatile, therefore, it’s almost impossible to give a more complete prediction of the net profit. But once more, we expect a very strong operation [indiscernible] for the year 2006.

Erhard Schipporeit - E.ON AG - CFO

All right, Peter?

Peter Rich

Yes. Thank you.

Erhard Schipporeit - E.ON AG - CFO

Okay. Thank you. The next one is Simon Flowers. Simon?

Simon Flowers

Yes. Hi, everybody. A couple of questions. One just on the U.S. The U.S. seems to have made the least progress of the operation divisions of the last couple years. And looking at your diversified earnings charge, [indiscernible] proportion of business--of the business mix. I just wondered if you still see that as a [indiscernible] into the longer-term? The second question is just on the [CTAs]. Can you just remind us or confirm that the timing of the funding of the CTAs, is it all in 2006? Thank you.

Erhard Schipporeit - E.ON AG - CFO

Yes, let me first answer the U.S. question. The least progress element, of course, is the consequence of a highly regulated system in the U.S. where the freedom [indiscernible] as an enterprise is somewhat limited for the high degree of regulation. But, going forward, I don’t see any reason to change our position, which is as before. That means we retain our U.S. position as a platform for potential future steps. But, it has no priority at this stage. But, on the other side, we are not planning to divest from that position. CTA?

Wulf Bernotat - E.ON AG - CEO

Well, we intend to fully fund the CTA with a total of 5.4 billion in 2006, and we have already funded 2.6 billion of this [indiscernible] in 2006.

Erhard Schipporeit - E.ON AG - CFO

[Inaudible.] So we will finish all in 2006. That was his question.

Simon Flowers

The 2.6 was paid in 2005. Is that--?

Erhard Schipporeit - E.ON AG - CFO

No. 2006--in the first two months of 2006.

Simon Flowers

Oh, I see. Thank you.

Wulf Bernotat - E.ON AG - CEO

Okay. Thanks, Simon. The next one is Jonathon Murray. Jonathon?

Jonathon Murray

Good afternoon, everybody.

Wulf Bernotat - E.ON AG - CEO

Good afternoon.

Jonathon Murray

A couple of questions.

Wulf Bernotat - E.ON AG - CEO

Can you speak louder, Jonathon? We can’t hear you.

Jonathon Murray

Can you hear--is that better?

Wulf Bernotat - E.ON AG - CEO

Yes, it is.

Jonathon Murray

Okay. Thank you. The first question is on GAAP. And it relates to a statement you make in your Annual Report where you made some calculations of--you published data on how you’ve calculated retail prices for gas customers. And you’ve made [inaudible] of that which shows the--.

Wulf Bernotat - E.ON AG - CEO

--We can’t hear you, Jonathon.

Jonathon Murray

Public pricing of retail margins in GAAP. Can you hear that?

Wulf Bernotat - E.ON AG - CEO

Yes.

Jonathon Murray

You’ve published data on how you calculate the retail margins in 2004 and 2005, and show a decline in 2005. Could you give an indication now of--just that published data, what your retail margins were in 2004 to 2005, and what you expect them to be in 2006? That was the first question.

Wulf Bernotat - E.ON AG - CEO

That was on the Pan Europe and gas business you’re talking about?

Jonathon Murray

Yes. I think it’s on page 81 you’ve given some information. And the second question--.

Wulf Bernotat - E.ON AG - CEO

That’s Central--okay--you’re talking about. Okay.

Jonathon Murray

Okay. And the second question, it relates to your consolidated cash from the balance sheet. On the cash-based [indiscernible], you put a big increase in other operating receivables and in other operating liabilities. About 3.8 billion, 3.2 billion. And it got corresponding increases in your receivables [inaudible] balance sheet. It looks like that’s all related to financial derivatives. And I was wondering if you could clarify what’s happening there and what the economic effect of those transactions is? What you’re exposing yourself or protecting yourself [inaudible] with those transactions?

Wulf Bernotat - E.ON AG - CEO

Jonathon, I know I heard this. It was very difficult, but I got the message. I’ll answer the second question first.

Jonathon Murray

Okay.

Wulf Bernotat - E.ON AG - CEO

If you look at--you are right. Page 143 of the Annual Report and also the page where you sign, 151. Page 151--that describes--it has to do mostly with derivatives in which almost [indiscernible] 3 billion in [indiscernible], but that’s exactly what you mentioned. Yes.

Jonathon Murray

Okay. But, could you kind of--what are you hedging yourself against there? What are you protecting yourself? What’s the economic effect of that combined derivative transaction?

Wulf Bernotat - E.ON AG - CEO

There was little gain on that drive [indiscernible], but it’s not much. Not much. It’s just a [indiscernible]. If you look at it, it almost equals out.

Erhard Schipporeit - E.ON AG - CFO

If the curve is off, the hedging policy is not to gain money, but to secure operational results. That’s the main purpose of our hedging policy.

Jonathon Murray

Okay. You don’t want to give more details than that?

Wulf Bernotat - E.ON AG - CEO

No.

Jonathon Murray

Okay.

Wulf Bernotat - E.ON AG - CEO

Sorry. And the first question, on the gas side, on the margin side. We can--Jonathon, we’ll come back to you on that later, okay?

Jonathon Murray

Okay. Thank you.

Wulf Bernotat - E.ON AG - CEO

Thanks, Jonathon. The next one is Andrea Cedin, please. Andrea?

Andrea Cedin

Yes. Good afternoon. I just wanted to understand for in your outlook for 2006, you were talking about increased Texas and the Nordic market for nuclear and hydro generation.

Wulf Bernotat - E.ON AG - CEO

Yes.

Andrea Cedin

Can you give us a feel what that will look like and--?

Wulf Bernotat - E.ON AG - CEO

--On page 20. [Indiscernible] divided on page 27 of the Annual Report it says we have EUR75 million more taxes on that 47 million from nuclear and the rest is 28 million for the property taxes on hydro in 2006.

Andrea Cedin

Okay, thanks. Yes, that’s fine. Secondly, on the--again, going on this--on the outlook you gave for the net profit in the current year. Given that you expect some progress in the EBIT margin, given that your net income for payout calculation was nearly 3.7 billion, which is I think probably the closest feel you can get to an underlying earnings. And you said that you want to surpass 3.4 billion, which you set yourself as a target for 2006 in the [indiscernible] project.

The market is currently looking--I’m not talking about any individual here, but the market is currently looking for something like 4.5 billion in terms of net profit. So, what is the market missing by being a bit too optimistic?

Wulf Bernotat - E.ON AG - CEO

Well, we can once more repeat at least 3.4 billion compared with our target. And it’s far too early to give a complete guidance for the net profit for the year. We can give you complete guidance for the net--for the operational - it was outflow, the adjusted EBIT. Therefore, we said slightly above last year’s record [indiscernible]. But, it’s far too early to give more besides for the net income because we don’t know the influence of the derivatives because they are very volatile. And therefore, it’s not possible to become more specific on this issue.

Andrea Cedin

But, when--.

Wulf Bernotat - E.ON AG - CEO

--We are very optimistic on the operational performance, as we said. And this is the core of the net profit for the future.

Andrea Cedin

But, I mean, in the presentation of Dr. Bernotat on slide 6, the net income for payout calculation, this is adjusting for--I mean, things like dispose--or just income from discontinued operations for things like the impact from the derivatives. So, and even there, you already achieved close to 3.7 billion. So, would it be correct to assume that this is just a reminder of what you set as a target back in 2003 rather than a complete target for--?

Wulf Bernotat - E.ON AG - CEO

Yes, very much it is.

Andrea Cedin

Okay.

Wulf Bernotat - E.ON AG - CEO

Yes.

Andrea Cedin

Okay, thank you.

Wulf Bernotat - E.ON AG - CEO

Thank you, Andrea. The next one comes from Karen Brinkman.

Karen Brinkman

Good afternoon, everybody.

Wulf Bernotat - E.ON AG - CEO

Are you sitting in the snow around you? Can you still see something that’s going on in Munich?

Karen Brinkman

We still have enough snow, yes. It’s raining currently, but we still have enough.

Wulf Bernotat - E.ON AG - CEO

Okay. Go ahead.

Karen Brinkman

Just one question if you could answer me. Maybe it’s in the Annual Report. But, what is sold of your electricity production for 2006, 2007, and 2008? Can you update?

Wulf Bernotat - E.ON AG - CEO

I was just wondering why nobody asked that question.

Karen Brinkman

I was wondering, too.

Wulf Bernotat - E.ON AG - CEO

We have sold--as you know, 2006 is all finished. 2007 now we have 31% of it’s sold for 2007, compared to in September we had 62%. So, you can see 9% we sold more for 2007 in the fourth quarter. And we have sold 53% for 2008, compared to end of September we sold 45% [indiscernible] result. We have been selling--the [indiscernible] has been coming in and hedging the conflict with us.

Karen Brinkman

And maybe one more question on the gas business. In Q4, [indiscernible] had mentioned that you included in the upstream business, but whether [indiscernible] as well, or was [indiscernible]?

Erhard Schipporeit - E.ON AG - CFO

[Indiscernible.]

Karen Brinkman

Okay. Thank you very much.

Erhard Schipporeit - E.ON AG - CFO

Thank you. The next one please? And I must have Phillip Brett from ING. Phillip? Phillip, are you around?

Operator

Phillip, could you please press the number one again on your telephone?

Erhard Schipporeit - E.ON AG - CFO

I guess the question for Phillip is answered. And may we go next one to Deborah Wilkins, please. Deborah?

Operator

Deborah, also, please press number one.

Erhard Schipporeit - E.ON AG - CFO

Yes, we’ll keep them going real fast.

Operator

Deborah Wilkins is here, now. Thank you.

Erhard Schipporeit - E.ON AG - CFO

Okay. Deborah?

Deborah Wilkins

Good afternoon.

Erhard Schipporeit - E.ON AG - CFO

Good afternoon.

Deborah Wilkins

Question for Dr. Bernotat. I was wondering, now that we’ve had 14 months of this ETS test phase of the carbon trading, from your perspective, what is and what is not working? And the second question, which is related, you said this morning in the press conference that your intention to build generation facilities in Germany is not going to be affected by the NAP2. Could you just explain what--based on what assumption then you are going in to build those facilities?

Erhard Schipporeit - E.ON AG - CFO

Yes. I mean, the first one could be [indiscernible] and say nothing is working. But, the question really is are we staying in Europe at too high price to get a relatively modest reduction overall carbon emissions? And actually, I suspect we have seen an increase to last year, another decrease overall in Europe. And, but at the same time we are spending in Europe roughly EUR40 to EUR50 billion just to get the system going and trying to achieve those political objectives.

And even [indiscernible] often said that the situation in development in China and other large economies where carbon emissions go up constantly, it looks a bit expensive what they are trying to accomplish here in Europe. Spending a lot of money, using a very complicated system, and just to rescue the world from the European perspective. And I suspect it is more a political issue whether one should review the functioning and the non-functioning of the system or a replacement altogether.

When I said that we have to--we invest--when we took this investment decision for our power stations, we had to take them anyway because in one case it was a replacement. In the other case, it was for operational reasons that we needed those two gas-fired power stations in Bavaria. And therefore, it was not really dependent upon NAP2 or gas prices in general. It was just that we had to take those efficiencies--we have always [indiscernible]. No regret in business. We had to do them under those circumstances.

Wulf Bernotat - E.ON AG - CEO

[Indiscernible?]

Deborah Wilkins

Yes.

Wulf Bernotat - E.ON AG - CEO

Okay. Thank you. I think the next question comes from Vincent DeVic. Vincent?

Vincent DeVic

Yes, can you hear me?

Wulf Bernotat - E.ON AG - CEO

Yes, please.

Vincent DeVic

Hi. Two questions, please. The first one on [indiscernible] gas. In ’05, I think you have been hit by the lag between your import costs and your weakened prices. None of the oil prices are starting to stabilize. What kind of profitability should we be expecting in ’06 maybe with a bit of a feed on the quarterly evolution we can expect? And the second thing, on gas promise, could you please update us on the MOU, what the state is of discussions and if you found time in the recent weeks and recent months to talk to them? Thank you.

Erhard Schipporeit - E.ON AG - CFO

Well, let me start with gas [indiscernible]. Actually, the last meeting I had with Miller was in January. But, it’s not necessary that the two CEOs meet all the time. We have good working groups established to conduct the talks we have. And since we have concentrated in the second half of last year, mainly on the energy piece to get this over the finishing line in terms of the decision to set up the company and to start with the project, we are now going back with a bit more time on both sides to find out whether we can actually develop a concept along the lines as we discussed before. [Indiscernible], which would allow us to move into the upstream production business in Russia, too. And the gas [indiscernible] will be compensated by the appropriate [indiscernible] in Europe. And those talks continue, but [unless] they take more time than they considered at the beginning of this process.

And your first question concerns the price adjustment mechanism Ruhrgas has, which indeed it’s true what you said. We look at different adjustment mechanisms when it comes to buying gas from the producers. So, our procurement activity versus selling gas to our customers. And these two different mechanisms have worked against us last year. In times of rising prices that’s usually the case. We have to see whether the relevant prices which are being used as a reference for the price-setting for gas that is mainly heating oil and fuel oil are stabilizing or even coming down. And in such a case, over time we would have the opposite effect. It would be a positive effect. But, we cannot yet tell you any details on how that will work out for the rest of the year. Only the mechanism is true and I can confirm that.

Vincent DeVic

All right.

Wulf Bernotat - E.ON AG - CEO

I think--and thank you. The next one--next, please Marilyn?

Operator

Yes. That’s Christopher Coplenz from Credit Suisse. Go ahead, please.

Christopher Coplenz - Credit Suisse - Analyst

Hello. Good afternoon.

Wulf Bernotat - E.ON AG - CEO

Good afternoon, Christopher.

Christopher Coplenz - Credit Suisse - Analyst

Two questions. We’re obviously aware that your net income target for 2006 is now a number of years old. I was interested whether you are, and if so, when you are planning to publish an update for the period starting 2007? And my second question, you mentioned earlier in your presentation that you are still considering a capital increase depending on the acceptance levels from Endesa shareholders. Does that mean that if you get 100% acceptance levels and make that 29 billion you will issue shares, rather than pay them in cash?

Erhard Schipporeit - E.ON AG - CFO

Let me start with the first one first. What you are actually asking is whether we want to define new targets like the one we did in 2003 in the framework of our project.

Christopher Coplenz - Credit Suisse - Analyst

Yes.

Wulf Bernotat - E.ON AG - CEO

And the answer is no. It was difficult enough under many aspects at that time because of the strict rules mainly coming from the U.S. under the SEC governance. And we were even endeavoring there to set up such targets. And we have learned since then that it is not necessarily advisable to do it again. So, we will not do, but we will continue to develop our business as we’ve done in the last years. If you look at our track record, there should be little doubt that this organization is able to develop and generate more value going forward.

Erhard Schipporeit - E.ON AG - CFO

Well, I might add to that because I think it’s very, very important to clarify this. When Wulf came onboard, in August then we announced a 6.7 billion EBIT. And then, we [indiscernible] the SEC that we had to reconstruct every number we published, whether its synergies or EBIT or anything, we had to reconcile the net income. And that’s why we had to footnote this 6.7 billion by 2006 needs to equal [indiscernible] net income of 3.4 billion. And that’s why we cannot set new target. We set a target for EBIT, but not for net income. Okay?

Christopher Coplenz - Credit Suisse - Analyst

Okay.

Wulf Bernotat - E.ON AG - CEO

Your second question was to the potential capital increase which you mentioned. I think it’s not--no, it would not be wise to speculate now on the final outcome of this action as we don’t know the final acceptance level. Therefore, it’s dependent from this--from the price and the acceptance level. And also, [indiscernible] actually really know what we have to find. And so [indiscernible] I can only reiterate our preference is to find that this was action by debt and by investing our own resources. And if there is a need to add capital increase in order to defend the weighting commitment, then, we will do so with equity or equity-related instruments. But, this is not the first priority.

Christopher Coplenz - Credit Suisse - Analyst

Okay.

Wulf Bernotat - E.ON AG - CEO

And the limitation is 10%, once more to say, up to 10%.

Christopher Coplenz - Credit Suisse - Analyst

All right.

Wulf Bernotat - E.ON AG - CEO

Thank you, Christopher. Next one, Tanya Matloff. Tanya?

Tanya Matloff

Yes. I have a question--or two small questions left. The first one is on the forward sales. Wulf, you mentioned how much power you sold forward in Germany. Would you mention the amounts for U.K. as well, please? And the second one is on your guidance on Central Europe EBIT for 2006. Did you plan any additional one of items such as, for instance, how your maintenance costs that could lead to a lower growth rate for ’06 compared to ’05?

Wulf Bernotat - E.ON AG - CEO

Tanya, regarding the first question is concerned, I think we have to disappoint you because of the competitive position. I don’t think that we can disclose what we would like to disclose this information regarding U.K. Second one, in the Central European EBIT forecast for 2006 there is nothing specific to be expected.

Tanya Matloff

Okay. Thank you.

Wulf Bernotat - E.ON AG - CEO

Okay. Thanks. Next one, please?

Operator

Next question comes from Peter Campton.

Wulf Bernotat - E.ON AG - CEO

Hi, Peter.

Peter Campton

Good afternoon, everybody.

Wulf Bernotat - E.ON AG - CEO

Good afternoon, Peter.

Peter Campton

One quick question. It’s part of Endesa’s strategy to dispose of some non-strategic assets and pay out 100% of the relating capital gains to shareholders. But, I wanted to know if you succeed in acquiring Endesa, will you indeed go ahead with these disposals and pay out these capital gains?

Erhard Schipporeit - E.ON AG - CFO

What are you talking about? Are you talking about--?

Wulf Bernotat - E.ON AG - CEO

--Endesa.

Erhard Schipporeit - E.ON AG - CFO

Yes, but what? I mean, we only know that they identify a bit of property we want to dispose of.

Peter Campton

It’s the real estate.

Erhard Schipporeit - E.ON AG - CFO

Real estate, yes. I think if I remember it right, it’s worth 900 million [indiscernible]. And if they’ve identified it as not necessary for the ongoing business, I don’t see any reason why we should change that, because our policy is exactly the same as [indiscernible] if at all possible and when it’s not needed for our business. So, we will probably continue with exactly that move.

Peter Campton

Okay, good.

Wulf Bernotat - E.ON AG - CEO

Thank you. Next one, please?

Operator

Next question comes from Philippe Carobin. Go ahead, please.

Philippe Carobin

[Indiscernible.] I have just one question. Regarding the announcement made by two of your competitors in Germany, ENBW and [indiscernible] related to their capacity to lengthen the use life of their nuclear unit, are you going to take the same kind of decision looking forward?

Erhard Schipporeit - E.ON AG - CFO

No, we don’t need to at this time. The two other companies you have mentioned, they are the ones which needs a decision this summer probably because they will have to close down their nuclear stations according to the current agreement with the government in the course of next year and the year thereafter. And therefore, they have to consider whether they--what is [indiscernible] right and whether it will be successful in the end to apply for a transfer of production volumes from newer nuclear stations to the ones that otherwise would have to be closed.

In our case, we have to take such a decision only at the end of 2011, beginning of 2012, and therefore, we’ve got plenty of time to develop our own position.

Philippe Carobin

May I--I’ve got an additional question, if I may. There’s a gentlemen going on with organizing a lot of big meetings with an [indiscernible] sector to determine the future strategy they should do an energy study of Germany. What are you going to propose to this thing?

Erhard Schipporeit - E.ON AG - CFO

There is one question--I think we are preparing our position. And, of course, what we are trying to put across to the government is that we need a long-term energy agenda for Germany, which is missing now for 26 years. I think the last one came out in 1980 by the then government. So, there is a gap to be filled. And our contribution clearly has to be made at the summit itself. What I can say is that we will probably propose to continue with a similar energy mix as we have currently in Germany, that means [indiscernible] hot coal, nuclear, gas, and renewables.

And the question will be in what composition going forward in the next decade. But, that needs to be discussed. And I do not suspect, as I said earlier in this conference call, that we will see results coming out of this meeting in April. We will see more the beginning of a process which ultimately, in my view, should be finished by the end of this year. So, by that time we’ll probably have more clarity how we want to move forward in Germany as far as energy is concerned.

Philippe Carobin

Just one final question. Looking at [inaudible], what is your position looking the future of the nuclear? Are you pro at 50%, less than 50, more than 50?

Erhard Schipporeit - E.ON AG - CFO

So, the current share in power production is 28%.

Philippe Carobin

No. You’re feeling about--your position about the possible nuclear rebirth in Germany. [Indiscernible.]

Erhard Schipporeit - E.ON AG - CFO

So, I mean, nobody is talking about building new nuclear power stations in Germany at this time. It’s only about extending the life of existing ones. And therefore, the percentage can hardly go up as a consequent of this. So, what we are most likely proposing is the continuation of the current energy mix, and that includes nuclear.

Philippe Carobin

Okay, thank you very much.

Wulf Bernotat - E.ON AG - CEO

Next one, please? Thank you.

Operator

Next question comes from Pierre Steeno from HSBC.

Pierre Steeno - HSBC - Analyst

Yes, good afternoon. I had two very simple questions. The first one is on your--.

Wulf Bernotat - E.ON AG - CEO

--That’s dangerous.

Pierre Steeno - HSBC - Analyst

On the credit rating, could--I’m not 100% sure as to what is your objective as far as credit rating? Are you saying, I am AA-, that’s my objective, but I would tolerate a single A after the Endesa deal? Or are you saying I acknowledge other deals and I want to go towards single A, which would mean that if you were to fail to get control of Endesa for whatever reason, you would acknowledge that you are [indiscernible] with the current rating. That’s the first question.

The second question is you made some precise statements about your net income ’06. Could you [indiscernible]--some guidance, I should say. Could you [indiscernible] tell us what he sees today as one item that could kind of pollute or distort the P&L in ’06? If those items are already known or predictable Thank you.

Erhard Schipporeit - E.ON AG - CFO

There is nothing known which would distort our net income for 2006.

Pierre Steeno - HSBC - Analyst

Thank you.

Erhard Schipporeit - E.ON AG - CFO

We’ll benefit from the [indiscernible] by divesting [indiscernible]. This is now which is public around about 400 million. So, this is what we know. What we don’t know and I would like to repeat it once more. [Indiscernible] from the derivative, it may be positive, it may be negative. This is impossible to predict. And the basis for our view is the strong view on the operational performance that we see based on the record level 2005, we want--no expect to slightly improve [indiscernible] for 2006.

And concerning the credit rating, we always said that a AA rating is not our target. We said previously before we announced the Endesa transaction, [indiscernible] A rating is our commitment to the market. We were feeling better than something they reflected in the AA rating. Now, we say based on the financial needs for the--for this transaction, we say our commitment is a stable A flat rating, and this is our commitment for the market and any other targets can only be published once we have closed this transaction.

Pierre Steeno - HSBC - Analyst

Very good. Thank you.

Wulf Bernotat - E.ON AG - CEO

Thank you. Next one, please?

Operator

Next question comes from Chris Rogers. Go ahead, please.

Wulf Bernotat - E.ON AG - CEO

Hi, Chris.

Chris Rogers

Yes, hi again. A couple of--two follow-up questions, if I may. You mentioned with regard to Endesa the EU. We’re waiting for a response form the Spanish government with regards to the empower of the CNE. Could you just tell us what date that equates to? I think you said it was 10 days, but--.

Wulf Bernotat - E.ON AG - CEO

--They’re watching this.

Chris Rogers

From when was it last filed?

Wulf Bernotat - E.ON AG - CEO

[Indiscernible.]

Chris Rogers

So, it’s the 17th they have to get back by?

Wulf Bernotat - E.ON AG - CEO

Yes.

Chris Rogers

Okay. That’s the first one.

[Multiple speakers.]

Wulf Bernotat - E.ON AG - CEO

What was your second one?

Chris Rogers

The second one, you mentioned your hedging--excuse me, your forward selling for 2007 and 2008. I guess, hopefully, you’ve had a chance to sell forward some 2009 or 2010 by now. Could you just enlighten us on that?

Wulf Bernotat - E.ON AG - CEO

I don’t have any number for 2009 I guess. No.

Chris Rogers

Okay. If I could sneak in a cheeky third question. Just on the real estate question, the piece that Campton asked. There were two parts to it. One is, what was the total amount you might sell? But also, Endesa confirmed they would give that money back to investors. Now, EUR900 million I think is over one year per E.ON share. Would you confirm that that money would come back to E.ON investors, or will it go into the general financing pot?

Erhard Schipporeit - E.ON AG - CFO

We will look into that method once we have taken over Endesa and then come up with a decision.

Chris Rogers

Fair enough. Thank you very much.

Wulf Bernotat - E.ON AG - CEO

Thanks. And I think the last and the final one.

Operator

It’s a follow-up from Andrea Cedin.

Wulf Bernotat - E.ON AG - CEO

Andrea?

Andrea Cedin

Yes. Just in terms of the cost savings you have described with 980--sorry, 893 million by the end of the last year and the 1 billion target you have set for 2006. Is it--I mean, without--I understand that there will be no new figures, but is it reasonable to expect that you see room for further optimization in the group beyond 2006?

Erhard Schipporeit - E.ON AG - CFO

Well, it’s an ongoing process. So, we will first probably exceed the 1.9 billion. And second, we will not stop our efforts after that to improve our business. And therefore, [indiscernible] continuous process from now on to see whether there are opportunities in terms of cost savings and also efficiency [indiscernible]. That will definitely continue.

Andrea Cedin

Thank you.

Wulf Bernotat - E.ON AG - CEO

Thank you. I guess, Marilyn, that concludes our conference call, I guess. Right?

Operator

We have one more question from Luda Schumacher.

Wulf Bernotat - E.ON AG - CEO

Okay. Go ahead, Luda.

Luda Schumacher - DRPW London - Analyst

Sorry to stop you from finishing all of this. Just two very quick follow-up questions. The first one will be could you give us the earnings contribution, the EBIT contribution of the Scandinavian [indiscernible] that you are selling? How much affects your contribution in 2005? And the second one, kind of a follow-up to an earlier question. On the recurring net income, which of course, will not have any distortion or movements in derivatives, etc., would it be [inaudible] to assume that as you’re expecting to see at least a slight improvement in the operating results, given your strong cash flow, you would expect to see at least also slight improvement in the recurring net income you’ve seen for 2005?

Wulf Bernotat - E.ON AG - CEO

Okay. I guess regarding hydro we don’t have.

Erhard Schipporeit - E.ON AG - CFO

If it’s contribution it’s 30 million.

Wulf Bernotat - E.ON AG - CEO

Not for hydro.

Erhard Schipporeit - E.ON AG - CFO

33.

Wulf Bernotat - E.ON AG - CEO

33. Okay. And the second one--I didn’t get it exactly.

Erhard Schipporeit - E.ON AG - CFO

Well, the next one can be--well, there is one which we always can repeat is the operating profit based on the adjusted EBIT. And we are optimistic that we can once more surpass the last year [indiscernible] is our expectation. We do not expect any exceptional items except what I said, the book of the disposal of [indiscernible]. And we don’t--what we don’t know is the derivative [indiscernible]. This is almost impossible to predict.

Luda Schumacher - DRPW London - Analyst

Sure. But, your recurring net income is adjusted for all these exceptional movements, so therefore, wouldn’t you--wouldn’t it be safe to say that if the operating income improves slightly, if you would take--.

Erhard Schipporeit - E.ON AG - CFO

If the operating income improves and we have no negative [indiscernible], okay, we think we can agree to [indiscernible].

Luda Schumacher - DRPW London - Analyst

Okay. Thank you.

Wulf Bernotat - E.ON AG - CEO

Thank you very much for joining us. And if you have further detailed questions or some other question we haven’t answered, we will get back to you. And thank you again. And have a good evening.

Erhard Schipporeit - E.ON AG - CFO

Okay. Thank you. Bye-bye.

Wulf Bernotat - E.ON AG - CEO

Marilyn, let’s conclude the conference call.

Operator

Ladies and gentlemen, thank you for your participation. This concludes today’s conference, and you may now disconnect your lines. Thank you.